Pacific Premier Bancorp, Inc.
Q4 2021 Earnings Conference Call
Thursday, January 20, 2022, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Ronald Nicolas – Senior Executive Vice President & Chief Financial Officer Steve Gardner – Chairman, President & Chief Executive Officer

PRESENTATION

Operator
Hello, everybody, and a warm welcome to today's Pacific Premier Bancorp Q4 2021 Conference Call. My name is Melissa, and I will be your operator. If you would like to ask questions on today’s call, that will be star (*) followed by one (1) on your keypad. If you change your mind, that will be star (*) followed by two (2).

I now have the pleasure of handing it over to our host, Steve Gardner, Chairman and CEO. Steve, please go ahead.

Steve Gardner
Thank you, Melissa. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the fourth quarter of 2021. We have also published an updated investor presentation that has additional information on our financial performance. If you we have not done so already, we would encourage you to visit our Investor Relations website to download a copy of the presentation. In terms of our call today, I will walk through some of the notable items. Ron Nicolas, our CFO, will review a few of the financial details and then we will open up the call to questions.

I note that in our earnings release and investor presentation, we have our safe harbor statement relative to the forward-looking comments and I would encourage you all to read through those carefully. We delivered another quarter of strong financial performance that reflects the strength of our diversified commercial banking model. During the fourth quarter, we generated net income of $84.8 million or $0.89 per share as full-year 2021 net income increased to a record $339.9 million or $3.58 per share.

Our full-year 2021 results highlight the growing capabilities and sophistication of our bankers, as total revenues increased 19% year-over-year to a record $770 million. Despite the challenges presented throughout the year, including the impact of the pandemic, supply chain disruptions and labor shortages, we grew total assets by 7% to $21.1 billion. Asset quality remained solid and trended favorably as we finish the year with non-performing assets, representing just 15 basis points of total assets and net charge-offs of two basis points of average loans for the year.

As a result of the balance between loan and deposit production, as well as our solid profitability, we increased our tangible book value per share by nearly 9% while returning $140 million in capital to shareholders during 2021. On behalf of the Board of Directors, I want to thank the entire Pacific Premier team for their efforts in delivering another year of outstanding performance and maintaining our commitment to continuous improvement that not only enables us to deliver strong financial results in the near-term, but also increases the value of our franchise for the long-term.

We finished the year with another strong quarter of business development, generating nearly $1.5 billion in new loan commitments. Our loan production was more heavily weighted towards commercial loans than earlier in the year, as we saw an increase in demand among new and existing commercial clients. We're also benefiting from, and able to capitalize on the disruptions that we're seeing from merger activity within our markets.

Over the past two years, we have naturally generated more multi-family loans, given the relationships we added through the Opus acquisition and the opportunities that this asset class presents on a risk-adjusted basis during the pandemic.

Over the longer term, our primary focus remains on commercial banking and serving the needs of business clients, and in the fourth quarter, we saw shift back towards our traditional mix of loan production.

New C&I loan commitments increased by more than 50% from the prior quarter, while franchise loan commitments more than doubled. Additionally, we saw another quarter of higher utilization
Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern

rates on lines of credit. The combination of new loan production and an increase in utilization rates this past quarter resulted in annualized loan growth of 9%. Our disciplined approach to business development and the competitive advantage we have from our proprietary Premier 360 technology allows us to consistently generate new business banking relationships. Premier 360 enables our production, underwriting, closing, and treasury management teams to work seamlessly and to be highly responsive to our clients.

So that when businesses and entrepreneurs have additional credit or cash management needs, they turn to the Pacific Premier team knowing they can count on us to deliver. It's been an important element of our success in building deep, long-lasting relationships with clients and is one of the reasons why we win business based on providing exceptional service rather than competing on price or terms. Reflective of our deep client relationships, non-maturity deposits increased $1.5 billion or 10% compared to last year.

Although our period-end deposits were slightly lower than the third quarter, this was largely a result of seasonality in deposit flows for some of our business in commercial real estate clients. Outside of the high-quality relationships our bankers continue to produce, we are seeing positive trends across most areas of the business and our key performance metrics. Our strong loan growth enabled us to further redeploy excess liquidity into higher yielding assets, which combined with a reduction in our cost of deposits, resulted in a higher net interest margin this quarter.

As we mentioned on our last earnings call, we have intentionally maintained a meaningful portion of the investment portfolio in highly liquid short-term securities, while also lowering the effective duration of the entire portfolio. This strategy provides us with the flexibility to quickly redeploy these funds into higher yielding assets as the opportunities arise.

This strategy has helped us realize an improvement in our loan-to-deposit ratio and a more favorable mix of earning assets. We also had another solid quarter across the majority of our fee-generating businesses. Pacific Premier Trust has been able to maintain the higher level of fees that began to materialize during the second half of last year. Our commercial escrow and exchange businesses continues to perform at a high level, as we are realizing synergies with our lending teams. With that, I'm going to turn the call over to Ron, to provide a few more details on our fourth quarter results.

Ronald Nicolas
Thanks, Steve, and good morning. For comparison purposes, the majority of my remarks are on a linked-quarter basis. Beginning with the income statement, highlights for the fourth quarter included total revenue of $198 million as net interest income increased to $170.7 million and non-interest income came in at $27.3 million. Our pre-provision net revenue was $100.7 million or 1.93% of average assets, reflecting strong organic loan growth and higher revenue contributions from our fee-based businesses. Non-interest expense in the fourth quarter was consistent with our prior expectations at $97.3 million and our efficiency ratio came in at 48%.

Lastly, we continue to see favorable asset quality results with a provision for credit loss recapture of $14.6 million in the fourth quarter compared to the prior quarters recapture of $19.7 million. Net interest income increased $1.7 million to $170.7 million, higher average loan balances of $346 million and a higher securities yield drove the increase in interest income of $1 million. On the funding side, we had a favorable shift in our average deposit mix, lowering our cost of deposits to 4 basis points compared to 6 basis points in the prior quarter.

Our net interest margin came in at 3.53% for the quarter, and the core margin at 3.36%, an increase of 6 basis points from the third quarter. The margin expansion was driven principally by a favorable remix of average earning assets with average loan balances $346 million higher, and average cash balances $329 million lower. Loan yields decreased 10 basis points to 4.46% as rates on new originations were lower than rates on loan maturities and repayments during the fourth quarter. Accretion contributed 22 basis points to loan yields in the quarter compared with 27 basis points in the third quarter.
Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern

Looking ahead to the first quarter of 2022, we expect our core net interest margin to be in the 3.25% to 3.30% range. Non-interest income of $27.3 million decreased $2.8 million from the prior quarter, primarily attributable to a $2.5 million decrease in valuation adjustments for certain CRE equity investments. Trust custodial fees increased $165 million and escrow and exchange fees increased $354,000, as a result of higher transaction volumes. Going forward, we expect our non-interest income for the first quarter, to be in the range of $24 million to $25 million, excluding any security sale gains.

Consistent with our expectations, non-interest expense totaled $97.3 million, compared to $96 million in the third quarter. Salaries and benefits increased $2.5 million to $56.1 million, reflecting higher production and performance-based incentives, as well as market-driven wage pressures. Staffing overall remained flat at 1520 employees.

Professional expense increased due to the timing of certain legal and professional fees. Our non-interest expense should approximate $97 to $98 million in the first quarter due to the anticipated higher payroll taxes and lower deferred loan origination costs offset by lower business incentive accruals. As I mentioned earlier, the fourth quarter recapture a $14.6 million, was driven principally by the continued improvement in the current and forecasted macro environment, as well as key modeling variables.

Turning now to the balance sheet. Loans grew $316 million or 9% annualized, as we saw another quarter of strong loan production and increased line utilization, partially offset by higher levels of loan prepayments. In addition, we added $900 million in overnight SOFR-based, fixed-to-floating rate swaps for a total notional position of $1.2 billion. Our securities portfolio decreased $225 million to $4.7 billion, which provided additional liquidity to fund the incremental loan growth.

We will continue to manage the securities portfolio in conjunction with loan and deposit growth. With consistently solid earnings, the Company continues to generate significant amounts of capital, supporting balance sheet growth and strengthening our capital ratios. Tangible book value grew to $20.29 at December 31st, compared with $19.75 at September 30th.

As noted in our earnings release, the Board of Directors declared a $0.33 dividend payable on February 11th to shareholders of record on February 4th, and finally, from an asset quality standpoint, total delinquencies remained unchanged at 14 basis points of loans held for investment while classified assets to total assets declined to 58 basis points.
Net recoveries totaled $1 million for the quarter compared with $1.8 million of net charge-offs in the prior quarter.

Lastly, our allowance for credit losses ended the quarter at 1.38% and the total loss absorbing capacity comprised of the allowance plus the remaining fair value discount on acquired loans totaled $274.9 million at quarter end or 1.91% of loans held for investment.

With that, I will hand it back to Steve.

Steve Gardner
Great. Thanks. I'll wrap up with a few comments about our outlook. While the actions of the Federal Reserve will certainly play a significant role this year in terms of influencing the operating environment, we believe the fundamental underpinnings to the economy are strong, particularly in our West Coast markets. The consumer is in good shape, has low levels of debt and high levels of savings, which should lead to businesses looking to capitalize on higher levels of economic activity. We have the strength and capability to support the expansion of those businesses, which should lead to continued growth in our balance sheet.

We entered 2022, with the highest level of commercial loan commitments in our history, so further increases in utilization rates will be another potential catalyst. Our balance sheet is
Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern

positioned to benefit from rising interest rates, as we have demonstrated in the past, we are able to execute in any interest rate environment, regardless of the shape of the yield curve.

While we are always on the outlook for new banking talent, our ability to generate organic growth is not dependent upon recruiting new teams. During 2021, we generated $5.7 billion in new loan commitments and grew total loans by 8% with essentially the same banking teams we had in place in 2020. We benefit from our approach of consistently investing in the organization and our philosophy of continuous improvement.

Along with the productivity gains we get from leveraging technology, we also benefit from the development of our people. We have consistently developed highly productive bankers that have steadily increased their contribution to our growth, and as we have scaled the Company, we've benefited from the investments in technology that have enhanced efficiencies and allow us to deliver excellent client service.

Finally, we will continue to be efficient from a capital management perspective. We remain committed to returning capital to shareholders, while maintaining sufficient levels of capital to support our organic and strategic growth initiatives. As always, we will maintain our discipline as we assess M&A transactions to ensure they make strategic and economic sense. We have a long track record of successfully identifying, structuring, and integrating transactions that have consistently created value for shareholders.

That approach will not change. With the strength of our organization, the robust infrastructure we have built, and the depth and experience of our management team, we are well-positioned to execute on transactions that complement our organic growth strategy and enhance franchise value.

That concludes our prepared remarks. Melissa, will you let folks know how to get into the queue, please?

QUESTIONS AND ANSWERS

Operator
Of course. Thank you. If you would like to ask the question, that will be star (*) followed by one (1) on your telephone keypad. If you change your mind, that will be star (*) followed by two (2). Please ensure that you are mute and unmute remotely when you are going to ask your question. So, our first question today comes from Matthew Clark of Piper Sandler. Matthew, please go ahead.

Matthew Clark
Good morning. Steve, could you quantify the pipeline coming out of the fourth quarter, and what's changed within the franchise lending business of late? Is that a longer list of franchises you are willing to lend to or is there some dynamic that's changed just -- just in the marketplace in that space?

Steve Gardner
Matthew, it principally has to do with the fact that, when -- as the pandemic began, we cut back on a couple of producers in the team at that time, and as we got better visibility and saw as the economy played out, and in particular, the benefit that many of the quick-service restaurants naturally had in their business models and they've performed very well, we began to add a couple of producers to that team in the mid-part of last year, so we're all benefiting principally from that. Other than that, we haven't changed in any fashion. The clients that we are going after, the concepts that we will do, we regularly review that list of franchisors, but we haven't made any significant changes there.

Matthew Clark
Okay, and then the size of the pipeline in dollars if you had it?

Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern

Steve Gardner
The pipeline is right around $1.5 billion. This is -- typically, the beginning of the year is maybe the lowest point. We're seeing pretty good activity that expected to come along here in the weeks and months that come.

Matthew Clark
Okay and then just on the additional $900 million of swaps, maybe Ron, do you have any sense for how that impacts your asset sensitivity, if you could quantify that?

Ronald Nicolas
Sure, Matt. It obviously swapping out fixed for floating, it increases our asset sensitivity. Probably in the neighborhood of a 100 to 200 basis points. Round numbers. That reprices immediately with any kind of initial 25 basis points or more rate of -- rate hike.

Matthew Clark
Okay. Then just on the expense outlook, getting a lot of attention this quarter, you gave the range for the first quarter. What are your thoughts on kind of beyond 1Q with wage inflation and what's your appetite for hiring teams, given all the disruption out west?

Steve Gardner
Yes, I think that -- look, we're seeing the wage pressures, as many others are. I think we're -- we'll manage it very effectively, and then as it relates to the teams that are out there, historically, we haven't pursued teams per se, but we're always looking to recruit good talented bankers that we think would enhance our franchise and that's been an ongoing process and we'll continue and certainly given some of the disruptions here in the West, that those opportunities probably increased here in the last few months.

Matthew Clark
Okay. Thank you.

Operator
Thank you, Matthew. We'll take our next question from David Feaster of Raymond James. David, please go ahead.

David Feaster
Hey. Good morning, everybody.

Steve Gardner
Morning, David.

David Feaster
I just want to follow up on the -- I just want to follow up on the asset sensitivity question and you touched on it a bit in the prepared remarks and again, good to see the addition of the swaps, but maybe, how do you think about additional moves to improve your rate sensitivity? I mean, if we've taken the duration of the securities booked down, added some swaps. Are there some other potential moves going forward? Or are you kind of happy with where you're sitting now?

Steve Gardner
I think we're pretty satisfied with where we are at this point. I think the primary thing around for us, David, and our interest rate risk sensitivity is you looked at our deposit base and the way it has reacted over the past rate cycle and historically, no one does business or banks with Pacific Premier because of the rates we pay on deposits, or the rates we offer on loans. Ours is very much of a relationship-based business model, and that's why business clients turn to us. So, I think that that is the strongest aspect of our franchise and in particular around interest rate risk. We will continue to take up measured steps as we see appropriate, whether it's in the securities portfolio or swaps, but I think that I'm very comfortable with where we stand right now.

David Feaster
Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern

Okay. That's great, and then just touching on the trust and the escrow businesses, those -- you guys have done a great job there, continued to invest and it's paying off. Just curious, maybe some of the underlying trends in each of those businesses and just where are you seeing growth? Are we starting to see -- this is core organic growth, or have we really started to see some of the cross-sell across the legacy franchise? Just curious, some comments on those 2 segments.

Steve Gardner
I think that from the escrow and exchange business, we are seeing good synergies of months the team and referring business to one another and that is certainly a line of business will -- we think there are opportunities to expand it in 2022? Further, it is principally an L.A. / Orange county. Maybe call it Southern California focused business and we think there's opportunities to expand it. So we're considering that here as we move through the year. Then on the trust and -- or rather on the trust business, there's been a lot of work that we've done once we got the systems converted in the mid-part of last year and a lot of work around the operational team, we think that there are some very attractive opportunities to grow that business. We have some large institutional clients. It's generally a business that they don't want to be and just given. They don't have any desire for scale and it is something that the competitors that we have, I just don't think have the tools that we now have in place. So, we'll be looking to grow that here over this year and into the future.

David Feaster
Okay, that's good color and then. Last one for me, it's great to see the improvement in C&I utilization in the quarter and the increase in commitments. Just curious, what are you seeing in the C&I segment and hearing from your customers that's really driving the improvement? Are there any segments that, you might be seeing more demand? And just how do you think about C&I growth as we head into next year?

Steve Gardner
I think that as businesses got past -- as we all got past the Delta wave and feeling pretty good about the recovery in the latter part of the third quarter and into the fourth quarter and just the overall demand, the businesses we're seeing, that's where we were experiencing the expansion in line utilization rates, although still relatively modest. I think that Omicron has certainly exacerbated some of the challenges around retaining and recruiting employees, or getting employees into work and to be productive, but that too will pass here in time. It's relatively broad-based that we're seeing the demand and it's both new clients that we're bringing into the bank and its existing clients.

David Feaster
Okay. That's great color. Thanks, everybody.

Operator
Thank you, David. Our next question will be coming from Gary Tenner of D.A. Davidson. Gary, please go ahead.

Gary Tenner
Thanks. Good morning. Couple of questions, I guess first on the deposit side, Steve, I think you mentioned a little bit of seasonality at the end of the year. As you also talked about some increase in C&I utilization, just wondering if you would draw any lines towards companies drawing down their deposit balances in conjunction with kind of the C&I utilization and activities? Or would you really put all of that on seasonality late in the year?

Steve Gardner
I'd put the majority of it on seasonality for late in the year we saw it, in the escrow and exchange business, some balances come down towards year-end, that's relatively typical as people move to get their transactions closed and so I don't, at least at this point, equate it to the decrease in any of this relatively slight decrease in deposits, related to increases in line utilization. I really
Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern

think it's around businesses are seeing some pretty good growth opportunities, and they're utilizing their lines, which we're pleased to see.

Gary Tenner
So, the increase in the FHLB outstanding at the end of the year, was that just kind of the stop gap to address that without having to kind of shift that earning asset mix anymore. I guess you guys have -- had done a better job than most in terms of staying pretty fully invested. In terms of your asset base or just kind of as we're thinking through 2022 and what should be a – I think a pretty solid year from a loan growth perspective, how you're balancing or anything about balancing the earning asset mix, moving through the year.

Steve Gardner
We want to balance it against what is in all likelihood, I think that all of us expect, a rising rate environment -- balance it against it. We have remained fully invested in the securities portfolio, but at the same time, as we mentioned, we've brought down that duration over time over the last 2 or 3 quarters. We've got more sitting in highly liquid short duration securities. So, I think we're well positioned for any eventuality and yes, we'll utilize on FHLB advances, overnight advances at various times and historically we've utilized FHLB advances, term advances to -- for any number of reasons. So, we'll see how things develop and play out here over the year.

Gary Tenner
Thanks Steve.

Steve Gardner
Thanks Gary.

Operator
Thank you, Gary. Our next question will be coming from Chris McGratty of KBW. Chris, over to you.

Andrew Leischner
Hey, how's it going? This is Andrew Leischner on for Chris McGratty. Can you just discuss the loan pricing you are seeing in your markets and how those rates compared to what's in the existing portfolio? Thanks.

Steve Gardner
Yes, I think it's relatively competitive. We've been pleased to see the movement in the 10-year recently and look to capture that, as we're pricing loans. The yield on the new production is below what the overall portfolio is yielding, and Ron had touched on that in his prepared remarks. I don't know. Ron, did you have anything you'd like to add?

Ronald Nicolas
Yes. Steve, its spot on the natural churn of the portfolio continues. We're originating around the 3.6% and I think we ended at 3.95% as of the loan portfolio yield as of December 31st.

Andrew Leischner
Okay. Great. Thanks. Thanks for the color. Just looking at M&A, what are you seeing your existing markets in terms of potential opportunities? Are there any new or expansion markets that you see better?

Steve Gardner
No. There is nothing new as far as our market is, it's still principally the West Coast, whether that's California, the Pacific Northwest, or from the down, call it the Rocky Mount range from the Canadian border down into the Dallas, Texas market. Those are all much fair number of attractive markets there. There are some attractive institutions. We're going to remain -- we're going to maintain the discipline that we have around the franchises that we'll pursue, and discipline around the structure to ensure that we have the best opportunity to execute and deliver long-term shareholder value.
Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern

Andrew Leischner
That's great. Thanks for the questions.

Operator
Thank you, Chris. That's our final question, so I will hand it back to the management team for any closing remarks.

CONCLUSION

Steve Gardner
Very good. Thank you, Melissa, and thank you all for joining us today.

Operator
Thank you everyone. This concludes today's call. You may now disconnect.
Pacific Premier Bancorp, Inc.
Thursday, January 20, 2022, 12:00 P.M. Eastern